Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Butterfly Network, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	16,336,038 (2)	$0.92 (3)	$15,029,154.96 (3)	$0.0001476	$2,218.31
Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,200,000 (4)	$0.79 (5)	$3,318,000.00 (5)	$0.0001476	$489.74

Total Offering Amounts					$18,347,154.96		$2,708.05

Total Fee Offsets							—

Net Fee Due							$2,708.05

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Butterfly Network, Inc. (the “Registrant”) which may become issuable under the Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) and the Butterfly Network, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

Represents an increase of 16,336,038 shares of Class A Common Stock reserved for issuance under the 2020 Plan, by operation of the 2020 Plan’s “evergreen” provision. The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2020 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2020 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price for shares are calculated based on the average of the high and the low price of the Class A Common Stock as reported on the New York Stock Exchange as of June 10, 2024.

(4)	Represents 4,200,000 shares of Class A Common Stock reserved for issuance under the ESPP.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $0.79 per share, which is 85% of the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on June 10, 2024. Pursuant to the ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.